Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the DevvStream Corp. Registration Statement on Form S-1/A (the “Registration Statement”), of our auditor’s report dated March 6, 2025, with respect to the consolidated financial statements of DevvStream Holdings Inc. as at July 31, 2024 and for the year ended July 31, 2024, which represent the comparative financial information in the DevvStream Corp. financial statements as at and for the year ended July 31, 2025, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
November 25, 2025

MNP LLP 1 Adelaide Street East, Suite 1900, Toronto ON, MSC 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894